As filed with the Securities and Exchange Commission on April 7, 2017

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Inspired Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1025534
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

250 West 57th Street, Suite 2223

New York, New York 10107

(646) 565-3861

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

A. Lorne Weil

Executive Chairman

250 West 57th Street, Suite 2223

New York, New York 10107

(646) 565-3861
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

With a Copy to:

Peter G. Smith

Christopher S. Auguste
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share(2)	26,223,688	$10.35	$271,415,170.80	$31,457.02

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the NASDAQ Capital Market on April 4, 2017.

(2) Includes 9,539,615 shares of common stock issuable upon exercise of the warrants issued in the registrant’s initial public offering and in connection with the registrant’s initial business combination.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED [______], 2017

PRELIMINARY PROSPECTUS

26,223,688 Shares

Inspired Entertainment, Inc.

Common Stock

The selling stockholders named in this prospectus may offer and sell from time to time up to 22,223,688 shares of common stock of Inspired Entertainment, Inc. (“Inspired Entertainment,” the “Company,” “we” or “us”) covered by this prospectus, which includes 5,539,615 shares of our common stock that are issuable upon the exercise of 11,079,230 private warrants issued in connection with our initial public offering and in connection with our initial business combination for shares of our common stock at an exercise price of $5.75 per half share of our common stock (the “Private Warrants”). We refer to our common stock that may be offered by the selling stockholders pursuant to this prospectus and any applicable prospectus supplement collectively as the “shares.”

In addition, this prospectus relates to the issuance by us of up to 4,000,000 shares of our common stock that are issuable upon the exercise of 8,000,000 warrants issued in our initial public offering for shares of our common stock at an exercise price of $5.75 per half share of our common stock (the “Public Warrants” and together with the Private Warrants, the “warrants”).

We will not receive any proceeds from the sale of shares of common stock to be offered by the selling stockholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares pursuant to this prospectus. We will receive up to an aggregate of approximately $109,705,572 from the exercise of warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.

Our registration of the securities covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 31.

Our common stock is traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “INSE.” The closing bid price for our common stock on April 5, 2017, was $10.45 per share, as reported on NASDAQ.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) and are subject to reduced public company reporting requirements. See “Risk Factors—Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an ‘emerging growth company,’” in our Quarterly Report for the quarter ended December 31, 2016 on Form 10-QT filed with Securities and Exchange Commission on February 9, 2017 beginning on page 40, which is incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2017.

Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell shares of our common stock in one or more offerings. This prospectus generally describes Inspired Entertainment, Inc. and our common stock. The selling stockholders may use the shelf registration statement to sell up to an aggregate of 22,223,688 shares of our common stock from time to time through any means described in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of shares of common stock to be offered by the selling stockholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares pursuant to this prospectus. We will receive up to an aggregate of approximately $109,705,572 from the exercise of warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.

We and the selling stockholders, as applicable, may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

Unless the context indicates otherwise, the terms “Inspired Entertainment,” “Company,” “we,” “us” and “our” refer to Inspired Entertainment, Inc., a Delaware corporation and its subsidiaries following the Business Combination. References in this prospectus to the “Business Combination” refer to our business combination consummated on December 23, 2016, with respect to the acquisition of Inspired Gaming Group pursuant to the share sale agreement, dated as of July 13, 2016, by and among Hydra Industries Acquisition Corp. and those persons identified on Schedule 1 thereto (the “Vendors”), including DMWSL 633 Limited, the parent of Inspired Gaming Group. We changed our name from Hydra Industries Acquisition Corp. to Inspired Entertainment, Inc. upon consummation of the Business Combination and changed our fiscal year end to September. For more information regarding the Business Combination and the transaction consummated in connection therewith, please read “Selling Stockholders—Transactions Related to the Business Combination.” References in this prospectus to (i) the “Hydra Sponsor” refer to Hydra Industries Sponsor LLC and (ii) the “Macquarie Sponsor” refer to MIHI LLC. Together, the Hydra Sponsor and the Macquarie Sponsor are referred to herein as the “Sponsors.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements.” This statement is included for purposes of complying with the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) codified at Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact. Specifically, forward-looking statements may include statements relating to:

•	the market for our products and services;

•	expansion plans and opportunities, including future acquisitions or additional business combinations; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such risks and other factors include those described under “Risk Factors” on page 4 of this prospectus.

THE OFFERING

Issuer	Inspired Entertainment, Inc.

Shares of common stock offered by the selling stockholders	22,223,688 shares (comprised of 16,684,073 shares of common stock and 5,539,615 shares issuable upon the exercise of 11,079,230 Private Warrants).

Shares issuable upon exercise of Public Warrants	4,000,000 shares.

Use of proceeds	All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $109,705,572 from the exercise of warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.

Transfer Restrictions	Many of the shares offered by the selling stockholders pursuant to this prospectus are subject to lock-up provisions varying from 180-days to the one year anniversary of the Business Combination, December 23, 2017. For more information regarding transfer restrictions, see “Selling Stockholders” on page 7 of this prospectus.

Market for our common stock	Our shares of common stock are currently listed on NASDAQ.

NASDAQ Ticker Symbol	“INSE”

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 4 of this prospectus.

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INFORMATION ABOUT THE COMPANY

Overview

We are a global gaming technology company, supplying Virtual Sports and Server Based Gaming (“SBG”) systems to regulated lottery, betting and gaming operators worldwide through an “omni-channel” distribution strategy. We provide end-to-end digital gaming solutions on our proprietary and secure network that accommodate a wide range of devices, including land-based gaming machine products, mobile devices such as smartphones and tablets, as well as PC and social applications.

We operate in a highly regulated industry. We and our products, as applicable, are licensed, authorized or certified (as required dependent on local jurisdictions) in a number of key gaming and lottery jurisdictions. Key licenses, authorizations and certifications include the Gambling Commission of Great Britain, the Licensing Authority of Gibraltar, the Alderney Gambling Control Commission and the State of New Jersey – Division of Gaming Enforcement. We are a member of key industry associations including the Gaming Standards Association, World Lottery Association and Association of Gaming Equipment Manufacturers.

Our principal executive offices are located at 250 W. 57th Street, New York, NY 10107 and our primary facilities are located in the United Kingdom. Additionally, we have development and distribution offices in other countries including Portugal, Italy and, through one of our partners, Colombia. We also have an online gaming operations center in Gibraltar. We have over 800 employees located throughout the world, developing and operating digital games and networks.

Our fiscal year ends on September 30th of each calendar year.

History

We were formed in Delaware on May 30, 2014 under the name Hydra Industries Acquisition Corp. as a “blank check company” for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business transaction, one or more operating businesses or assets. On December 23, 2016, we consummated our business combination with respect to the acquisition of Inspired Gaming Group, pursuant to the share sale agreement, dated as of July 13, 2016 (the “Sale Agreement”), by and among Hydra Industries Acquisition Corp. and those persons identified on Schedule 1 thereto (the “Vendors”), including DMWSL 633 Limited, the parent of Inspired Gaming Group. We refer to such acquisition and the other transactions contemplated by the Sale Agreement collectively as the “Business Combination.” We changed our name from Hydra Industries Acquisition Corp. to Inspired Entertainment, Inc. upon consummation of the Business Combination and changed our fiscal year end to September.

Company Information

Our principal executive offices are located at 250 West 57th Street, Suite 2223 New York, New York, and our telephone number is (646) 565-3861. Our website is www.inseinc.com. The information found on our website is not part of this prospectus.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, "Risk Factors," in Part II of our report on Form 10-QT for the transition period ended December 31, 2016 and any updates contained in subsequent filings we make with the SEC after the date of this prospectus, all of which are incorporated herein by reference. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

If we are not able to comply with the applicable requirements or standards for listing on The NASDAQ Capital Market, NASDAQ could delist our common stock and warrants.

On March 21, 2017, we received written notice from the NASDAQ Staff of the Listing Qualifications Department that the Company’s common stock and warrants are not in compliance with the minimum 300 and 400 round lot holder requirements set forth in NASDAQ Listing Rules 5505(a)(3) and 5515(a)(4), respectively, and, therefore, the Company’s securities would be subject to delisting from NASDAQ unless the Company timely requested a hearing before a NASDAQ Hearings Panel (the “Panel”).

The Company timely requested a hearing before the Panel. At the hearing, the Company will request an extension of time within which to complete its plan to evidence compliance with the applicable requirements for listing on NASDAQ. While the hearing process is pending, the Company’s common stock and warrants will continue to trade on NASDAQ at least until the hearing process concludes and the expiration of any extension that is granted to the Company by the Panel.

There can be no assurance that the Panel will grant the Company’s request for continued listing on NASDAQ. In the event that our common stock and warrants are delisted from the NASDAQ, and are not eligible for quotation on another market or exchange, trading of our common stock and warrants would likely take place in the over-the-counter market. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock and warrants, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock and warrants to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

If NASDAQ delists our common stock and warrants, the Company and its securityholders could face significant material adverse consequences.

If the Panel does not grant our request for continued listing on NASDAQ, we and our securityholders could face significant material adverse consequences including:

•	limited availability of market quotations for our securities;
•	a determination that our common stock is a “penny stock,” which would require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;
•	a limited amount of analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

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USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $109,705,572 from the exercise of warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.

SELLING STOCKHOLDERS

Up to 22,223,688 shares of our common stock may be offered for resale by the selling stockholders under this prospectus, including (i) 476,308 shares issued or transferred to the Hydra Sponsor pursuant to the terms of certain subscription and commitment agreements entered into with such Hydra Sponsor, (ii) 3,023,750 shares issued or transferred to the Macquarie Sponsor in connection with the Business Combination and pursuant to the terms of certain subscription and commitment agreements entered into with such Macquarie Sponsor, (iii) 11,801,369 shares issued to the Vendors as consideration in the Business Combination; (iv) 8,609 shares issued to minority shareholders of the Inspired Group as consideration in the Business Combination; (v) 174,095 shares issued to advisors and consultants to the Company in partial compensation for their services in connection with the Business Combination; (vi) 710,000 shares transferred by the Hydra Sponsor to certain institutional and accredited investors (the “Investors”), in exchange for the agreement of the Investors to purchase shares of the Company’s common stock from public stockholders of the Company; (vii) 489,942 shares issued to certain insiders of the Company in connection with our initial public offering (“IPO”) and (viii) 5,539,615 shares underlying 11,079,230 Private Warrants issued or transferred to the Sponsors, a former insider and the Investors.

To the extent permitted by law, the selling stockholders listed below may resell shares of our common stock pursuant to this prospectus. We have registered the sale of the shares of our common stock to permit the selling stockholders and their respective permitted transferees or other successors-in-interest that receive their shares from the selling stockholders after the date of this prospectus to resell their shares. The offer and sale of certain of the shares registered hereby is subject to certain contractual restrictions. The transfer, assignment and sale of the shares owned by certain selling stockholders are subject to certain restrictions on transfer, as set forth in more detail in the table below.

The following table sets forth the number of shares of common stock being offered by the selling stockholders, including their donees, pledgees, transferees or other successors-in-interest, subject to the transfer restrictions described above. The following table also sets forth the number of shares known to us, based upon written representations by the selling stockholders, to be beneficially owned by the selling stockholders as of April 6, 2017. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of the shares. For purposes of the table below, we assume that all of the shares covered by this prospectus will be sold.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. Except as described in the footnotes to the following table and under “Material Relationships with Selling Stockholders” below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of common stock in this table does not constitute an admission of beneficial ownership for the person named below.

For ownership prior to the offering, the percentages in the table are based on 22,419,069 shares of common stock outstanding as of the date of this prospectus. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular holder’s warrants and did not assume exercise of any other holder’s warrants.

Ownership percentages after the offering assume the exercise of all private warrants and no public warrants, yielding 27,958,684 shares of common stock outstanding.

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	Shares Beneficially Owned Prior to the Offering		Number of Shares Available Pursuant to this Prospectus	Shares Beneficially Owned After the Offering†
Name	Number	%ǂ		Number	%¥
683 Capital Partners, LP (1)(24)	520,000	2.32%	120,000	400,000	1.43%
A. Lorne Weil (2)(10)(25)	3,040,583	12.40%	2,100,000	940,583	3.36%
Amy Kaufmann (26)	1,000	*	1,000	0	-
Ares Capital Europe Limited (3)(27)	565,493	2.52%	565,493	0	-
Coleen McGlynn (26)	500	*	500	0	-
David Nussbaum (4)(26)	3,000	*	3,000	0	-
EarlyBirdCapital, Inc. (5)(26)	10,000	*	10,000	0	-
Edward Kovary (26)	2,000	*	2,000	0	-
Eileen Moore (4)(26)	518	*	518	0	-
Ellenoff Grossman & Schole LLP (6)(26)	3,433	*	3,433	0	-
George Peng (7)(25)	9,099	*	8,899	200	*
HG Vora Special Opportunities Master Fund, Ltd. (8)(24)	2,906,500	12.74%	850,000	2,056,500	7.36%
Harwood Capital Nominees Limited – Client Account A (9)(27)	164,411	*	164,411	0	-
Harwood Capital Nominees Limited – Client Account B (9)(27)	2,545	*	2,545	0	-
Harwood Capital Nominees Limited – Client Account C (9)(27)	49,514	*	49,514	0	-
Harwood Capital Nominees Limited – Client Account D (9)(27)	509	*	509	0	-
Harwood Capital Nominees Limited – Client Account E (9)(27)	2,545	*	2,545	0	-
Harwood Capital Nominees Limited – Client Account H (9)(27)	1,018	*	1,018	0	-
Harwood Capital Nominees – Client Account NS (9)(27)	16,965	*	16,965	0	-
Harwood Capital Nominees – Client Account SC (9)(27)	67,859	*	67,859	0	-
Hydra Industries Sponsor LLC (10)(25)	2,310,923	9.53%	2,310,923	0	-

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JL Hercules LLC (11)(25)	315,250	1.41%	315,250	0	-
JM Finn Nominees Limited (12)(27)	8,549	*	8,549	0	-
Jennifer Calabrese (25)	1,780	*	1,780	0	-
Jonathan Miller (25)	25,000	*	25,000	0	-
Kenneth Shea (25)	25,000	*	25,000	0	-
Kramer Levin Naftalis & Frankel LLP (13)(26)	26,942	*	26,942	0	-
Landgame S.a.R.L (14)(27)	10,048,344	44.82%	10,048,344	0	-
Latham & Watkins LLP (15)(26)	47,412	*	47,412	0	-
Lennox Capital (16)(24)	129,502	*	30,000	99,502	*
M. Brent Stevens (25)	25,000	*	25,000	0	-
MIHI LLC (17)(25)	4,023,750	17.18%	4,023,750	0	-
Marion Rainone (25)	8,899	*	8,899	0	-
Martin E. Schloss (18)(25)	205,114	1.57%	205,114	0	-
Mary McCarthy (27)	11	*	11	0	-
Michael Goor (19)(24)	65,000	*	15,000	50,000	*
Mishcon De Reya LLP (20)(26)	25,363	*	25,363	0	-
PW Partners LLC (21)(24)	150,000	*	150,000	0	-
Robert Gladstone (26)	2,000	*	2,000	0	-
Robert Stevens (26)	2,818	*	2,818	0	-
Rossoff & Company LLC (22)(26)	5,000	*	5,000	0	-
Stephen Dannhauser (25)	25,000	*	25,000	0	-
Steven Levine (4)(26)	6,232	*	6,232	0	-
Tom Callanan (27)	49	*	49	0	-
Trident Private Equity Fund III LP (9)(27)	882,166	3.93%	882,166	0	-
UBS Securities LLC (23)(26)	37,877	*	37,877	0	-

(†) Assuming sale of all shares registered pursuant to this prospectus.

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(ǂ) Assuming exercise of only the outstanding Private Warrants held by that particular holder.

(¥) Assuming exercise of all outstanding Private Warrants.

(*) Represents less than 1.0%.

(1) Shares to be registered consist of 80,000 shares of common stock and 40,000 shares underlying 80,000 warrants. Ari Zweiman, being the Managing Member of 683 Capital Partners, LP, may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by 683 Capital Partners, LP. The shares are subject to a one year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(2) Includes 940,583 shares of restricted stock granted to Mr. Weil pursuant to the Company’s 2016 Long Term Incentive Plan and 2,100,000 shares underlying 4,200,000 warrants. Does not include any shares or shares underlying warrants owned by Hydra Industries Sponsor LLC over which Mr. Weil may be deemed to exercise dispositive power. Including the 2,310,923 shares of Hydra Industries Sponsor LLC, Mr. Weil may be deemed to have beneficial ownership of, or exercise dispositive power over, 20.03% of the Company’s total outstanding shares prior to the offering.

(3) Michael J. Arougheti, R. Kipp de Veer III, Eric Vimont, and Michael D. Weiner, as directors of Ares Capital Europe Limited, may be deemed to exercise dispositive powers with respect to the shares held directly by Ares Capital Europe Limited. In addition, various individuals have been appointed as Attorneys of Ares Capital Europe Limited pursuant to a Power of Attorney dated December 21, 2011 and also exercise dispositive powers with respect to the shares held directly by Ares Capital Europe Limited. The shares are subject to a 180 day lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until June 23, 2017.

(4) Does not include any shares owned by EarlyBirdCapital, Inc. over which David Nussbaum, Eileen Moore, and Steven Levine may be deemed to exercise dispositive power.

(5) Steven Levine, David Nussbaum, and Eileen Moore may be deemed to exercise dispositive powers with respect to the shares directly held by EarlyBirdCapital, Inc.

(6) Stuart Neuhauser and all Equity Partners of Ellenoff Grossman & Schole LLP may be deemed to beneficially own or otherwise exercise dispositive powers with respect to shares directly held by Ellenoff Grossman & Schole LLP.

(7) Includes shares underlying 400 warrants. The 8,899 shares are subject to a one-year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(8) Shares to be registered consist of 450,000 shares of common stock and 400,000 shares underlying 800,000 warrants. Parag Vora may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by HG Vora Special Opportunities Master Fund, Ltd. The shares are subject to a six month lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until June 23, 2017.

(9) Harwood Capital LLC may be deemed to beneficially own or otherwise exercise dispositive powers with respect to these shares. The shares are subject to a 180 day lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until June 23, 2017. Harwood Capital LLC may be deemed to have beneficial ownership of, or exercise dispositive power over, 5.30% of the Company’s total outstanding shares prior to the offering.

(10) Shares to be registered consist of 476,308 shares of common stock and 1,834,615 shares underlying 3,669,230 warrants. A. Lorne Weil may be deemed to beneficially own or otherwise exercise dispositive powers with respect to shares directly held by Hydra Industries Sponsor LLC. The 476,308 shares of common stock are subject to a one year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

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(11) Jeff Lipkin may be deemed to beneficially own or otherwise exercise dispositive powers with respect to shares directly held by JL Hercules LLC. The shares are subject to a one-year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(12) The Authorized Directors of JM Finn Nominees Limited may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by JM Finn Nominees Limited.

(13) The Managing Partner of Kramer Levin Naftalis & Frankel LLP has sole voting and investment power over the shares.

(14) Vitruvian I Luxembourg S.a.r.l, VIP I Nominees Limited and Vitruvian Partners LLP may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly by Landgame S.a.r.l. The shares are subject to a 180 day lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until June 23, 2017.

(15) Lisa Watts may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by Latham & Watkins LLP.

(16) Shares to be registered consist of 20,000 shares of common stock and 10,000 shares underlying 20,000 warrants. Richard D. Squires, the President of RS Holdings, Inc. (general partner of Lennox Capital Partners, LP), and Tyler Brous, the Vice President of RS Holdings, Inc., may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by Lennox Capital Partners, LP. The shares are subject to a six month lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until June 23, 2017.

(17) Shares to be registered consist of 3,023,750 shares of common stock and 1,000,000 shares underlying 2,000,000 warrants. Macquarie Group Limited may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by MIHI LLC. 1,023,750 of the shares are subject to a one-year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017 and 2,000,000 of the shares are subject to a 6 month lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until June 23, 2017.

(18) Includes 55,114 shares of common stock and 150,000 shares underlying 300,000 warrants owned by MS Hercules LLC. Mr. Schloss may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly owned by MS Hercules LLC. The shares owned by MS Hercules LLC are subject to a one-year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(19) Shares to be registered consist of 10,000 shares of common stock and 5,000 shares underlying 10,000 warrants. Michael Goor has sole voting and investment power over the shares. The shares are subject to a one-year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(20) The Senior Equity Partners of Mishcon de Reya LLP, may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by Mischon de Reya LLP.

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(21) Jeffrey Crivello and Patrick Walsh may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by PW Partners LLC. The shares are subject to a one-year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(22) Mack E. Rossoff, being the Manager Director of Rossoff & Co LLC, may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by Rossoff & Co LLC.

(23) Jeffrey Kacynski may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares held directly by UBS Securities LLC.

(24) Shares were transferred by the Hydra Sponsor to the selling stockholders, other than PW Partners LLC, in connection with the stockholder’s purchase of shares in the open market immediately prior to the Business Combination. The shares were transferred to PW Partners for services related to the Business Combination.

(25) Includes shares issued or transferred to the Company’s Sponsors and insiders in connection with the initial public offering which are referred to elsewhere as “founder shares”. Such shares are subject to a one-year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(26) Shares were granted in exchange for services rendered to the Company in connection with the IPO and/or the Business Combination.

(27) Shares were issued as consideration for the Business Combination.

Material Relationships with Selling Stockholders

Except as described below, from the Company’s inception through the date of this prospectus there were no material relationships between us and the Selling Stockholders.

•	A. Lorne Weil is our current Executive Chairman and former Chief Executive Officer.

•	EarlyBirdCapital, Inc. served as co-manager of our IPO. Steven Levine, David Nussbaum, Edward Kovary, Robert Gladstone, Amy Kaufmann, Eileen Moore and Coleen McGlynn are employees of EarlyBirdCapital, Inc.

•	George Peng is our former Chief Financial Officer.

•	Hydra Industries Sponsor LLC sponsored our IPO. Pursuant to a stockholders agreement with the Company, the Hydra Sponsor (i) has the right to designate one (1) director to the Company’s Board and (ii) together with the Macquarie Sponsor, has the right to co-designate two (2) directors to the Company’s Board.

•	Jeffrey Lipkin is our former Executive Vice President, Chief Financial Officer and Chief Operating Officer.

•	Jonathan Miller is a former member of our Board of Directors.

•	Kenneth Shea is a former member of our Board of Directors.

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•	Pursuant to a stockholders agreement with the Company, Landgame S.a.r.l L has the right to designate up to three (3) directors to the Company’s Board.

•	M. Brent Stevens is a former member of our board of directors.

•	MIHI LLC sponsored our IPO. Pursuant to a stockholders agreement with the Company, the Macquarie Sponsor, together with the Hydra Sponsor, has the right to co-designate two (2) directors to the Company’s Board.

•	Martin E. Schloss is our former Executive Vice President, General Counsel and Secretary.

•	Stephen Dannhauser is a former member of our board of directors.

•	UBS Securities LLC served as sole bookrunning manager of our IPO.

Selling Stockholders also include the holders of founder shares purchased prior to the IPO, certain of the Company’s service providers and certain of its large investors. Among the large investors are the Vendors who received shares as consideration for the Business Combination and are party to a stockholders agreement with the Company.

The founder shares are subject to a contractual registration restriction through December 23, 2017 under a registration rights agreement dated October 24, 2014 between the Company, the Sponsors and other insiders of the Company who acquired such shares. The Company has duly waived such restriction in order to include the founder shares in this registration statement, as such shares held by the Sponsors and other insiders will remain subject to a contractual lockup through December 23, 2017 and cannot be sold prior to that date in any event. For more information on the restriction see “Description of Capital Stock – Founder Shares,” below.

A description of certain relationships and related party transactions involving the Sponsors is included in (i) our Proxy Statement filed with Commission on November 23, 2016 in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 169, which is incorporated herein by reference; (ii) our Current Report on Form 8-K filed with the Commission on December 30, 2016 in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 30, which is incorporated herein by reference and (iii) our Quarterly Report on Form 10-QT filed with Commission on February 9, 2017 in the section entitled “Note 24 to Interim Condensed Consolidated Financial Statements – Subsequent Events” beginning on page 19, which is incorporated herein by reference.

PLAN OF DISTRIBUTION

We are registering 22,223,688 shares of our common stock for possible sale by the selling stockholders which includes 5,539,615 shares of common stock underlying our Private Warrants that may be issued by us upon the exercise of the Private Warrants by the holders thereof. Additionally, we are registering 4,000,000 shares of common stock underlying our Public Warrants. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above under “Selling Stockholders” and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

We and the selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on NASDAQ, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

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•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through the distribution of the common stock by any selling stockholder to its partners, members or stockholders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part; and

•	“at the market” or through market makers or into an existing market for the shares.

We and the selling stockholders may sell the shares at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the shares from time to time will be determined by us and by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on NASDAQ or any other exchange or market.

The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. We and the selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with us and with the selling stockholders. We and the selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and the selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the common stock, including liabilities under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

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•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

We and the selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of Shares offered pursuant to this prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

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DESCRIPTION OF CAPITAL STOCK

The following summary of certain material provisions of our common stock does not purport to be complete and does not include any contractual restrictions that may apply to particular shares owned by the selling stockholders. You should refer to our second amended and restated certificate of incorporation (the “charter”) which is included as an exhibit to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (“DGCL”).

Authorized and Outstanding Stock

The charter authorizes the issuance of 50,000,000 million shares, consisting of 49,000,000 million shares of common stock, $0.0001 par value per share, and 1,000,000 million shares of preferred stock, $0.0001 par value. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. As of the date of this prospectus, there were 22,419,069 shares of common stock outstanding, held of record by approximately 57 holders of common stock and 9 holders of warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The charter provides that the common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding- up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), subject to the limitations described herein.

In the event of a liquidation, dissolution or winding up of the company our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights.

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Limitations

The charter provides the Company with the ability to restrict securities ownership by persons who fail to comply with informational or other regulatory requirements under applicable gaming laws, who are found unsuitable to hold the Company’s securities by gaming authorities or who could by holding its securities cause the Company or any affiliate to fail to obtain, maintain, renew or qualify for a license, contract, franchise or other regulatory approval from a gaming authority.

Founder Shares

The founder shares are identical to the shares of common stock included in the units that were sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that the founder shares are subject to certain transfer restrictions, as described in more detail below.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsors, each of whom will be subject to the same transfer restrictions) until the earlier of the one year anniversary of the completion of the Business Combination, December 23, 2017, or earlier if, (x) subsequent to our business combination, the last sale price of the common stock equals or exceeds $24.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Warrants

Public Warrants

There are currently 8,000,000 Public Warrants of our Company outstanding, which were originally sold as part of units in the Company’s IPO. Each warrant entitles the registered holder to purchase one-half of one share of our common stock at a price of $5.75 per one-half of one share ($11.50 per whole share), subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. Warrants may be exercised only for a whole number of shares of our common stock. No fractional shares will be issued upon exercise of the warrants. The warrants became exercisable on January 23, 2017 and will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time on December 23, 2021, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We will use our best efforts to maintain the effectiveness of this registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

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We may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $24.00 redemption trigger price as well as the warrant exercise price of $5.75 per one-half of one share ($11.50 per whole share) after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsors and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

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If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) as a result of the repurchase of shares of common stock by the Company if the proposed initial business combination is presented to the stockholders of the Company for approval, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s second amended and restated certificate of incorporation or as a result of the repurchase of shares of common stock by the Company if a proposed initial business combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes value (as defined in the warrant agreement) of the warrant.

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The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Private Warrants

Our Sponsors and certain insiders purchased an aggregate of 7,500,000 Private Warrants, each exercisable for one-half of one share of our common stock at $5.75 per half share, for a purchase price of $3,750,000, or $0.50 per warrant in a private placement that occurred concurrently with the consummation of our IPO. The Macquarie Sponsor received 2,000,000 warrants pursuant to a forward purchase contract with the Company on the date of the Business Combination. Additionally, 1,579,230 warrants were issued in the aggregate to the Sponsors in payment for promissory notes issued by the Company to fund expenses prior to the Business Combination. The Private Warrants are identical to the Public Warrants sold in the IPO, except that, if held by our Sponsors or their permitted assigns, they (a) may be exercised for cash or on a cashless basis; and (b) are not subject to being called for redemption.

The Private Warrants were sold in a private placement pursuant to Regulation D of the Securities Act and were exempt from the registration requirements under the federal securities laws. However, the holders of these Private Warrants have agreed that they will not exercise them if, at the time of exercise, an effective registration statement and a current prospectus relating to the common stock issuable upon exercise of the Public Warrants is not available, unless, at that time, the public warrants are exercisable on a cashless basis.

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Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, general financial condition and debt covenants. The payment of any cash dividends will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Certain Anti-Takeover Provisions of Delaware Law

We are not subject to the provisions of Section 203 of the DGCL.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell such shares, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this prospectus, we had 22,419,069 shares of common stock outstanding. Of these shares, 3,523,936 shares sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 18,895,133 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

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As of the date of this prospectus, there are a total of 19,079,230 warrants to purchase shares of our common stock outstanding. Each warrant is exercisable for one-half share of common stock.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Listing of Securities

Our common stock is listed and traded on NASDAQ under the symbol “INSE.”

LEGAL MATTERS

Kramer Levin Naftalis & Frankel LLP will pass upon the validity of the shares covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of DMWSL 633 Limited and its Subsidiaries as of September 24, 2016 and September 26, 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the periods ended September 24, 2016, September 26, 2015 and September 27, 2014 appearing in the Company’s 8-K filed on December 30, 2016 have been incorporated by reference herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Hydra Industries Acquisition Corp. as of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from May 30, 2014 (inception) through December 31, 2014 (appearing in the Company’s annual report) have been incorporated by reference herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, including the shares, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our corporate website at www.inseinc.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

In particular, we incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing and prior to effectiveness of the registration statement that contains this prospectus and prior to the time that all the shares offered by this prospectus have been sold by the selling stockholders as described in this prospectus (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) or such registration statement has been withdrawn:

•	our Definitive Proxy Statement on Schedule 14A, filed on November 23, 2016;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 15, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed on August 1, 2016, for the quarter ended September 30, 2016, filed on November 10, 2016, and our Quarterly Transition Report for the quarter ended December 31, 2016, filed on February 9, 2017; and

•	our Current Reports on Forms 8-K or 8-K/A filed on March 22, 2016, July 14, 2016, July 19, 2016 (two reports), July 20, 2016, October 5, 2016, October 21, 2016, October 27, 2016, November 3, 2016, December 7, 2016, December 21, 2016, December 30, 2016, January 20, 2017, February 3, 2017, February 13, 2017, February 22, 2017, February 28, 2017, March 24, 2017 and March 29, 2017.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

Inspired Entertainment, Inc.
250 West 57th Street, Suite 2223
New York, New York 10107
(646) 565-3861

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26,223,688 Shares

Inspired Entertainment, Inc.

Common Stock

PROSPECTUS
                                           , 2017

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the resale of the securities being registered hereby. All amounts are estimated, except the registration fee required by the SEC.

SEC registration fee	$31,457.02
Accounting fees and expenses	$7,500
Legal fees and expenses	$75,000
Printing and miscellaneous fees and expenses	$500
Total	$114,457.02

Item 15. Indemnification of Directors and Officers.

Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits.

5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.*

10.1	Registration Rights Agreement, dated October 24, 2014, between the Company and certain security holders, incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K of the Company, filed with the SEC on October 29, 2014.

10.2	Registration Rights Agreement, dated December 23, 2016, by and among the Company and the Vendors, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed with the SEC on December 30, 2016.

10.3	Stockholders Agreement, dated December 23, 2016, by and among the Company, Hydra Industries Sponsor LLC, Macquarie Sponsor and the Vendors, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company, filed with the SEC on December 30, 2016.

23.1	Consent of Marcum LLP.*

23.2	Consent of Marcum LLP.*

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

* Filed herewith

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of shares offered (if the total dollar value of shares offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the shares being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of shares in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the shares in the registration statement to which that prospectus relates, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the shares, the undersigned registrant undertakes that in a primary offering of shares of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the shares to the purchaser, if the shares are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such shares to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its shares provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of the shares at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director , officer or controlling person in connection with the shares being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on April 7, 2017

INSPIRED ENTERTAINMENT, INC.

By:	/s/ A. Lorne Weil
Name:	A. Lorne Weil
Title:	Executive Chairman

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. Lorne Weil and Luke L. Alvarez, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ A. Lorne Weil	Executive Chairman and Director	April 7, 2017
A. Lorne Weil

/s/ Luke L. Alvarez	Chief Executive Officer and Director	April 7, 2017
Luke L. Alvarez

/s/ Nicholas Hagen	Director	April 7, 2017
Nicholas Hagen

/s/ Ira H. Raphaelson	Director	April 7, 2017
Ira H. Raphaelson

/s/ Philip M. Russmeyer	Director	April 7, 2017
Philip M. Russmeyer

/s/ John M. Vandemore	Director	April 7, 2017
John M. Vandemore

/s/ Roger D. Withers	Director	April 7, 2017
Roger D. Withers

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